Exhibit 10.33

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“Agreement”), effective as of ____February 26, 2007_______ (the “Effective Date”), is made and entered into by you, Jim L. Kaput, on behalf of yourself, your heirs, executors, administrators, successors and assigns (collectively referred to as “you” or “Employee”) and The ServiceMaster Company, on behalf of itself, its divisions, subsidiaries, affiliates, related companies, predecessors, successors, assigns, and their officers, directors, employees, insurers, stockholders, and agents (collectively referred to as “ServiceMaster”). In consideration of the mutual covenants in this Agreement, the parties hereby agree as follows:

1.          Confidentiality of this Agreement. You agree that the terms of this Agreement are to remain confidential and you will not disclose the terms of this Agreement to anyone other than your spouse, tax advisor, or attorney, or as required by law. Upon inquiry by any other person, you will state that you have no comment. You agree that you will request that persons to whom disclosure is made pursuant to this section will keep any such information confidential and will not disclose it to others. Notwithstanding this confidentiality provision, you may disclose to any prospective employer the fact that you are subject to obligations of confidentiality, non-solicitation and non-competition. The term “person” includes, without limitation, any individual (including all employees of the enterprise), corporation, company or other entity.

2.          Separation Pay.

(a)          Your employment with ServiceMaster will end on October 31, 2007 (the “Separation Date”), and you agree, subject to Sections 2(d) and 2(e), to remain employed through such date. In consideration and exchange for your promises and representations herein, including but not limited to your release of claims in Section 16 of this Agreement, ServiceMaster agrees to pay you, within fifteen (15) days after your Separation Date, by lump sum payment, the gross amount of $850,000.00, which is the equivalent of twenty-four months of your salary, less applicable payroll withholdings and other deductions. In addition, if you are a participant in ServiceMaster’s medical plan on the Separation Date, ServiceMaster agrees to pay you, included with the payment above, an amount equal to the first three months of COBRA premiums that exceed the amount you paid as an active employee for the same coverage (with tax gross-up) as of the Separation Date.

(b)          As additional consideration for you remaining employed through the Separation Date, and conditioned upon you signing a second release agreement in substantially the same form as Exhibit A on your Separation Date, ServiceMaster agrees to pay you, within fifteen (15) days after your Separation Date, by lump sum payment, the gross amount of $850,000.00, less applicable payroll withholdings and other deductions.

(c)          The payments set forth in Sections 2(a) and 2(b) will be increased (but may not be decreased) for any increase in annual base salary or annual target bonus approved by the Compensation and Leadership Development Committee of the Board or the Chairman prior to the Separation Date.

CIC 2X 6/30+

(d)          Notwithstanding Sections 2(a), 2(b) and 2(c), if a Change in Control (as defined in the Change in Control Severance Agreement between you and ServiceMaster showing an effective start date of October 31, 2001 (the “Change in Control Agreement”)) occurs on or before your Separation Date and you become entitled to severance payments and benefits under Sections 3(a) and 3(b) of the Change in Control Agreement, then all of your rights and obligations with respect to such termination shall be governed by the Change in Control Agreement and you shall have no rights or obligations under this Agreement, including, without limitation, no right to receive a retention bonus pursuant to Section 3.

(e)          Notwithstanding Sections 2(a), 2(b), 2(c) and 2(d), solely for the purpose of your right to terminate your employment for Good Reason pursuant to the Change in Control Agreement due to your relocation resulting from the consolidation of ServiceMaster’s Downers Grove office into its Memphis office (the “Consolidation”), (i) if a Change in Control (as defined in the Change in Control Agreement) occurs on or before your Separation Date, (ii) the entity effecting the Change in Control does not advise you in writing that it is retaining you in your current employment in ServiceMaster’s Downers Grove office because it is abandoning the Consolidation and (iii) you provide full-time services to ServiceMaster through your Separation Date, then you will be deemed to have terminated your employment on your Separation Date for Good Reason pursuant to the Change in Control Agreement due to your relocation resulting from the Consolidation, and all of your rights and obligations with respect to such termination shall be governed by the Change in Control Agreement, your Separation Date shall be your Date of Termination under the Change in Control Agreement, and you shall have no rights or obligations under this Agreement. Nothing in this Section 2(e) shall limit or restrict your right to terminate your employment for Good Reason under the Change in Control Agreement due to circumstances other than your relocation resulting from the Consolidation. If you do not become entitled to severance payments and benefits under Sections 3(a) and 3(b) of the Change in Control Agreement, whether because a Change in Control did not occur on or before your Separation Date or because your employment did not terminate other than by reason of a Nonqualifying Termination under the Change in Control Agreement, and you provide full-time services to ServiceMaster through your Separation Date, then all of your rights and obligations with respect to such termination shall be governed by this Agreement, and you shall have no rights or obligations under the Change in Control Agreement.

(f)           Notwithstanding anything to the contrary contained in this Agreement, if you become entitled to severance payments and benefits pursuant to Sections 3(a) and 3(b) of the Change in Control Agreement due to your termination of employment other than by reason of a Nonqualifying Termination under the Change in Control Agreement upon or after the occurrence of a Change in Control, you will not be entitled to any payments or benefits pursuant to this Agreement, including, without limitation, no right to receive a retention bonus pursuant to Section 3.

3.            Retention Bonus. If (a) you continue to work to effectively transition your duties to another employee of ServiceMaster, as set forth in Exhibit B, (b) you comply with your agreement in Section 1, (c) you remain continuously employed by ServiceMaster from the Effective Date through and including your Separation Date, and (d) on your Separation Date, you execute a second release agreement in substantially the same form of Exhibit A, ServiceMaster agrees to pay you, within fifteen (15) days after your Separation Date, by lump sum payment, the gross amount of $283,333.33, less applicable payroll withholdings and other deductions. The payment set forth in this Section will be increased (but may not be decreased) proportionately to reflect any increase in annual base salary or annual base compensation or annual target bonus made prior to the Separation Date.

4.            Outplacement. ServiceMaster will provide you with outplacement services as designated by ServiceMaster policy, and will be provided to you prior to your Separation Date.

5.            Group Insurance. You will become eligible for continuation of your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) on the first day following the effective date of your termination of employment.

6.            PSRP. Your participation and your eligibility to participate in the ServiceMaster Profit Sharing and Retirement Plan (“PSRP”) will end at the close of business on the effective date of your termination of employment. You will be eligible to receive the ServiceMaster matching contribution for the year 2006 but you will not be eligible to receive the ServiceMaster matching contribution for the year 2007 unless you are employed by ServiceMaster on December 31, 2007. Any amounts to be paid, distributed, rolled over, or held under the PSRP will be paid, distributed, rolled over or held in accordance with the terms of the PSRP and applicable rules and regulations.

7.            Deferred Compensation Plan. If you participate in or are eligible to participate in ServiceMaster’s Deferred Compensation Plan, your participation and your eligibility to participate in the ServiceMaster Deferred Compensation Plan (“DCP”) will end on the effective date of your termination of employment. You will be eligible to receive the ServiceMaster matching contribution for the year 2006 but you will not be eligible to receive the ServiceMaster matching contribution for the year 2007 unless you are employed by ServiceMaster on December 31, 2007. Any amounts to be paid or distributed under the DCP will be paid or distributed in accordance with the terms of the DCP and your elections.

8.            ESPP. Your participation and your eligibility to participate in the ServiceMaster Employee Stock Purchase Plan (“ESPP”) will end on the effective date of your termination of employment. Any shares held in the ESPP will be distributed in accordance with the terms of the ESPP.

9.            ABP and CPP. Subject to the approval of the Compensation and Leadership Development Committee of the Board of Directors of ServiceMaster, if you are eligible to participate in ServiceMaster’s Annual Bonus Plan (“ABP”) or Corporate Performance Plan (“CPP”), or both, for the year 2006, ServiceMaster agrees to pay you by lump sum payment, less applicable payroll withholdings and other deductions, the amount earned in accordance with the terms of the ABP, including any individual performance goals and targets applicable to you, and the CPP. Any payment would be made to you in a time period consistent with payments made to active participants in the 2006 ABP and 2006 CPP.

Subject to the approval of the Compensation and Leadership Development Committee of the Board of Directors of ServiceMaster (including, among other things, the discretion of the Committee to eliminate a bonus plan), if you are eligible to participate in the 2007 ABP or 2007 CPP, or both, ServiceMaster agrees to pay you by lump sum payment, less applicable payroll withholdings and other deductions, the amount earned in accordance with the terms of the 2007 ABP; it being understood that your 2007 target bonus under the ABP and 2007 target bonus, if any, under the CPP shall be at least equal to your 2006 target bonus under the ABP or CPP, as applicable); provided, however, that 100% of the amount earned shall be based upon corporate performance goals and not any individual performance goals. The amount payable, if any, in respect of 2007 pursuant to this section shall equal the amount earned, if any, under the 2007 ABP or 2007 CPP, or both, multiplied by a fraction, the numerator of which is the number of days from and including January 1, 2007 through and including the Separation Date, and the denominator of which is 365. Any payment would be made to you in a time period consistent with payments made to active participants in the 2007 ABP and 2007 CPP. The amount of the 2007 ABP bonus, if any, will be increased (but may not be decreased) for any increase in annual base salary or target bonus percentage, or both. Subject to the determination of the Compensation and Leadership Development Committee to continue the CPP in 2007, the number of 2007 CPP units will not be less than the number of 2006 CPP units.

10.          Stock Options and Stock Appreciation Rights. Except as set forth in this section, each option to purchase ServiceMaster common stock and stock appreciation right (“SAR”) relating to ServiceMaster common stock held by you will continue in accordance with its terms. For purposes of each such option and SAR, the date of your termination of employment shall be the close of business on the Separation Date; it being understood that each such option and SAR shall be exercisable after the Separation Date only to the extent exercisable on the Separation Date and will expire six months after the Separation Date (unless otherwise specifically provided for in the stock option agreement or SAR agreement); provided, however, that any WeServeHomes.com, LandCare or ARS stock options, if any, that have been granted to you will expire three months after the Separation Date. Notwithstanding the foregoing, if your employment is terminated for any reason prior to the Separation Date, the vesting of options and SARs held by you on the effective date of your termination of employment shall be governed by the terms of the applicable stock option agreement and SAR agreement. Each stock option and SAR may vary with regard to option schedule, exercise price, base price, and post-employment obligations regarding competition against ServiceMaster, confidentiality and solicitation of employees. You should refer to each stock option agreement and SAR agreement for these details.

11.          Restricted Stock. All shares of restricted stock held by you that are not vested on the Separation Date shall terminate at the close of business on the Separation Date. Notwithstanding the foregoing, if your employment is terminated for any reason prior to the Separation Date, the vesting of all shares of restricted stock held by you on the effective date of your termination of employment shall be governed by the terms of the applicable restricted stock award agreement.

12.          Vacation. On the Separation Date you will be paid for any unused, earned vacation days.

13.          Unemployment Compensation. ServiceMaster will not contest your eligibility for unemployment compensation following the effective date of your termination of employment.

14.          Termination of Employment Prior to the Separation Date. If your employment is terminated by ServiceMaster without Cause prior to the earlier to occur of (i) your Separation Date and (ii) a Change in Control, ServiceMaster agrees, conditioned upon you signing a second release agreement in substantially the same form as Exhibit A, (1) to pay you, within fifteen (15) days after the effective date of your termination of employment, by lump sum payment and in lieu of any payments under Sections 2 and 3, a gross amount equal to the sum of the amounts determined under Sections 2(a), 2(b), and 3, less applicable payroll withholdings and other deductions; (2) to pay you, by lump sum payment made by March 15, 2007 (to the extent unpaid and in lieu of any payment for 2006 ABP and 2006 CPP under Section 9), 100% of the amount earned, if any, under the 2006 ABP or 2006 CPP, or both, less applicable withholdings and other deductions; (3) to pay you, by lump sum payment made by March 15, 2008 (in lieu of any payment for 2007 ABP and 2007 CPP under Section 9) the amount earned, if any, under the 2007 ABP or 2007 CPP, or both, multiplied by a fraction, the numerator of which is the number of days from and including January 1, 2007 through and including the Separation Date, and the denominator of which is 365; (4) to provide the outplacement services pursuant to Section 4; (5) to make the ServiceMaster matching contribution pursuant to Sections 6 and 7; (6) to pay you for any unused, earned vacation days as of the effective date of your termination of employment; and (7) not to contest your eligibility for unemployment compensation following the effective date of your termination of employment. If your employment is terminated prior to the Separation Date for any reason other than by ServiceMaster without Cause, you will forfeit all rights to (1) any payment under Sections 2, 3 and 9; (2) outplacement services under Section 4; and (3) any ServiceMaster matching contribution to be made pursuant to Sections 6 and 7 after the effective date of your termination of employment. As used in this Agreement, Cause is defined in Exhibit C. You agree that the termination of your employment for any reason will not affect your obligations and agreements under Sections 1, 16, 17 and Sections 19 through 30. Payments by ServiceMaster pursuant to this Section 14 shall be in lieu of any payments pursuant to the Change in Control Agreement, as defined in Section 2(d).

15.	Certain Additional Payments.

(a)          Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution (including of stock, options, stock appreciation rights, phantom stock, stock units, or other rights to acquire stock, the vesting of which is accelerated as a result of a Change in Control, as defined in Section 2(d)) by ServiceMaster or its affiliated companies to or for the benefit of you (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 15) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)          Subject to the provisions of Section 15(c), all determinations required to be made under this Section 15, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized public accounting or law firm (the “Firm”) which shall provide detailed supporting calculations both to ServiceMaster and you within fifteen (15) business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by ServiceMaster. In the event that the Firm is serving as accountant, auditor or attorney for the individual, entity or group effecting the Change in Control, you shall appoint another nationally recognized public accounting or law firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Firm hereunder). All fees and expenses of the Firm shall be borne solely by ServiceMaster. Any Gross-Up Payment, as determined pursuant to this Section 15, shall be paid by ServiceMaster to you within five days of the receipt of the Firm’s determination. If the Firm determines that no Excise Tax is payable by you, it shall furnish you with a written opinion that failure to report the Excise Tax on your applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Firm shall be binding upon ServiceMaster and you. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Firm hereunder, it is possible that Gross-Up Payments which will not have been made by ServiceMaster should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that ServiceMaster exhausts its remedies pursuant to Section 15(c) and you thereafter are required to make a payment of any Excise Tax, the Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by ServiceMaster to or for the benefit of you.

(c)          You shall notify ServiceMaster in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by ServiceMaster of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after you are informed in writing of such claim and shall apprise ServiceMaster of the nature of such claim and the date on which such claim is requested to be paid (it being understood that any failure by you to provide such notification shall not affect your rights hereunder unless and only to the extent that ServiceMaster is actually prejudiced by such failure). You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to ServiceMaster (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If ServiceMaster notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

(1)          give ServiceMaster any information reasonably requested by ServiceMaster relating to such claim,

(2)          take such action in connection with contesting such claim as ServiceMaster shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by ServiceMaster,

(3)          cooperate with ServiceMaster in good faith in order effectively to contest such claim, and

(4)          permit ServiceMaster to participate in any proceedings relating to such claim;

provided, however, that ServiceMaster shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 15(c), ServiceMaster shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as ServiceMaster shall determine; provided further, that if ServiceMaster directs you to pay such claim and sue for a refund, ServiceMaster shall advance the amount of such payment to you on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, ServiceMaster’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)          If, after the receipt by you of an amount advanced by ServiceMaster pursuant to Section 15(c), you become entitled to receive, and receive, any refund with respect to such claim, you shall (subject to ServiceMaster’s complying with the requirements of Section 15(c)) promptly pay to ServiceMaster the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by ServiceMaster pursuant to Section 15(c), a determination is made that you shall not be entitled to any refund with respect to such claim and ServiceMaster does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

16.          Release. In exchange for the promises in this Agreement, and for other consideration provided herein, on the day you sign the Agreement, you agree to waive and release and forever discharge ServiceMaster and its respective past and present directors, managers, officers, shareholders, agents, employees, attorneys, servants, parent corporations, subsidiaries, divisions, limited partnerships, affiliated corporations, and successors and assigns, and each of them, separately and collectively (“Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, that you ever had, now have or may hereafter claim to have against Releasees including, but not limited to, claims and causes of action arising out of or in any way related to your employment with or separation from ServiceMaster, to any services performed for ServiceMaster, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by ServiceMaster. This includes, but is not limited to, claims based on express or implied contract, covenants of good faith and fair dealing, wrongful discharge, claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act and the Age Discrimination in Employment Act, the Employee Retirement Income Security Act (“ERISA”), claims for violation of public policy, tort or common law; and claims for additional compensation or damages or attorneys’ fees. You understand that this Agreement includes a release of all known and unknown claims to the date of this Agreement. This Release does not, however, apply to or waive any rights Employee may have under applicable worker’s compensation laws. Moreover, nothing in this Agreement will prohibit you from filing a charge of discrimination with the Equal Employment Opportunity Commission.

17.          Covenant Not to Sue. You agree that you will not commence, aid, or maintain any action or other legal proceeding based upon any claim arising out of or related to the matters released in this Agreement, except for the purpose of enforcing this Agreement or as required by law.

18.	Acknowledgements. You further agree that:
•	You have read this Agreement and understand all of its terms;
•	You are entering into this Agreement knowingly, voluntarily and with full knowledge of its significance;
•	You have been advised to consult an attorney regarding this Agreement;
•

You have received information regarding the class, unit or group of employees eligible for these severance benefits, any eligibility factors for these severance benefits and any time limits applicable to these severance benefits as well as the job titles and ages of all individuals eligible or selected for the severance benefits, and the ages of all individuals in the same job classification or organizational unit who are not eligible for or selected for these severance benefits; that list is set forth in Exhibit D.

•	You have been offered forty-five (45) days to consider this Agreement;
•

You have seven (7) calendar days to revoke the Agreement after you sign it. If you want to revoke it, you must deliver a written revocation to Alicia K. Wiggs, Vice President and Associate General Counsel, Labor & Employment, 860 Ridge Lake Blvd, Memphis, Tennessee 38120 within seven days after you sign the Agreement. If you do not revoke it, the Agreement will become effective on the eighth day after you sign it; and

•	The promises contained in this Agreement are consideration for your signing this Agreement and represent payments and benefits that you are not otherwise entitled to receive from ServiceMaster.
19.	Certain Covenants:

(a)          From the date you sign this Agreement until two years after the Separation Date, you shall not in any manner, directly or indirectly (whether as owner, stockholder, director, officer, employee, principal, agent, consultant, independent contractor, partner or otherwise), in North America or any other geographic area in which ServiceMaster or any subsidiary of ServiceMaster is then directly or indirectly conducting business, own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business similar to or competitive with the business conducted by ServiceMaster or any subsidiary of ServiceMaster.

(b)          From the date you sign this Agreement until two years after the Separation Date, you shall not in any manner, directly or indirectly attempt to induce any employee of ServiceMaster or any subsidiary of ServiceMaster to terminate his or her employment for any purpose whatsoever or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of ServiceMaster or any subsidiary of ServiceMaster.

(c)          You shall not, at any time, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of ServiceMaster or any subsidiary of ServiceMaster or (ii) other technical, business, proprietary or financial information of ServiceMaster not available to the public generally or to the competitors of ServiceMaster or any subsidiary of ServiceMaster (“Confidential Information”), except to the extent that such Confidential Information (1) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission by you or (2) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency. You shall return all Confidential Information in any form (including, but not limited to, data stored by computer) to ServiceMaster on or before the Separation Date.

(d)          If, at any time of enforcement of this section, a court or an arbitrator holds that the restrictions stated in this Agreement are unreasonable under circumstances then existing, ServiceMaster and you agree that the maximum period or scope reasonable under such circumstances shall be substituted for the stated period or scope and that the court or arbitrator shall revise the restrictions contained in this Agreement to cover the maximum period and scope permitted by law.

(e)          You acknowledge that any breach of this section will result in serious and irreparable injury to ServiceMaster for which ServiceMaster cannot be adequately compensated by monetary damages alone. You agree, therefore, that, in addition to any other remedy ServiceMaster may have, ServiceMaster will be entitled to seek both preliminary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages and/or the posting of a bond.

20.          Return of ServiceMaster Property. You agree to return to ServiceMaster all ServiceMaster property, equipment and materials prior to the Separation Date, including, but not limited to, the following materials provided to you in the course of your employment with ServiceMaster: any ServiceMaster automobile; any laptop computer and peripherals; any cell phone; any telephone calling cards; keys; ServiceMaster identification card; any credit cards; and all written or graphic materials (and all copies) relating in any way to ServiceMaster’s business, including documents, manuals, computer files, diskettes, customer lists and reports.

21.          Transition. You agree that you will assist ServiceMaster, as requested, in the professional transition of work in progress, duties, files and pertinent information to appropriate ServiceMaster personnel up to the Separation Date.

22.          Assistance. You agree that, subject to reimbursement by ServiceMaster of reasonable costs and expenses, you will cooperate fully with ServiceMaster and its counsel with respect to any matter (including, but not limited to litigation, investigation or government proceeding) which relates to matters with which you were involved during your employment with ServiceMaster. You further agree to notify ServiceMaster’s General Counsel immediately upon your being asked to assist or supply information to any person or entity regarding any civil claim or possible claim against any member of ServiceMaster, and also to give such notice in the event you do in fact assist or supply information to any such person or entity.

23.          Non-Disparagement. You agree that in accordance with ethical and professional standards, you will refrain from taking actions or making statements, written or oral, which disparage or defame the goodwill or reputation of ServiceMaster, its directors, officers, executives, shareholders, subsidiaries, parent companies, and employees or statements which could adversely affect the morale of other employees. If it is determined that you have violated the promises made in this provision, ServiceMaster shall be entitled to recover from you all monetary amounts or benefits paid to you pursuant to this Agreement.

24.          Assignment. You agree that the rights and benefits provided to you under this Agreement are personal to you and no such right or benefit will be subject to alienation,

assignment or transfer except as required by law; provided, however, that nothing in this section will preclude you from designating a beneficiary or beneficiaries to receive any benefit payable on your death.

25.          No Admission. You and ServiceMaster acknowledge that this Agreement does not constitute an admission by ServiceMaster of any liability or wrongdoing whatsoever.

26.          Entire Agreement. You and ServiceMaster agree that this Agreement and the Exhibits, together with the Change in Control Agreement, as defined in Section 2(d), constitute the complete understanding between you and ServiceMaster regarding the matters herein and that no other promises or agreements regarding the matters herein, express or implied, will be binding between you and ServiceMaster unless signed in writing by you and ServiceMaster. This Agreement fully supersedes and replaces any and all prior agreements or understandings, if any, between you and ServiceMaster on any matter that is addressed in this Agreement, except for the Change in Control Agreement, as defined in Section 2(d). This Agreement may not be amended except in writing signed by you and the Senior Vice President, Human Resources of ServiceMaster.

27.          Severability. You and ServiceMaster agree that to the extent that any portion of this Agreement may be held to be invalid or legally unenforceable, the remaining portions will not be affected and will be given full force and effect.

28.          Arbitration. Any dispute or controversy between you and ServiceMaster, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Memphis, Tennessee, administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its National Rules for the Resolution of Employment Disputes then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties. You and ServiceMaster acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

29.          No Waiver. The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, will in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

30.          Notices. All notices required hereunder will be in writing and will be deemed given upon receipt if delivered personally (receipt of which is confirmed), or by courier service promising overnight delivery (with delivery confirmed the next day), or three (3) business days after deposit in the U.S. Mail, certified with return receipt requested. All notices will be addressed as follows:

If to you:	If to ServiceMaster:

Jim L. Kaput	The ServiceMaster Company
14252 Hawthorne Drive	860 Ridge Lake Blvd.
Lemont, IL 60439	Memphis, TN 38120
Attention: Senior Vice President,
Human Resources

31.          Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect.

   SIGNED:

/S/ Jim L. Kaput	/S/ Lisa Goettel
Jim L. Kaput	Lisa Goettel
Senior Vice President, Human Resources,
The ServiceMaster Company

Dated: February 26, 2007	Dated: February 9, 2007

Exhibit A

CONFIDENTIAL GENERAL RELEASE

A.           In exchange for the payment described in Section 3 of the Confidential Separation Agreement and General Release between you and The ServiceMaster Company, on behalf of itself, its divisions, subsidiaries, affiliates, related companies, predecessors, successors, assigns, and their officers, directors, employees, insurers, stockholders, and agents (collectively referred to as “ServiceMaster”) dated _________________________, you agree to waive and release and forever discharge ServiceMaster and its respective past and present directors, managers, officers, shareholders, partners, agents, employees, attorneys, servants, parent corporations, subsidiaries, divisions, limited partnerships, affiliated corporations, and successors and assigns, and each of them, separately and collectively (“Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, that you ever had, now have or may hereafter claim to have against Releasees including, but not limited to, claims and causes of action arising out of or in any way related to (i) your employment with ServiceMaster for the period beginning on or after the Effective Date of the Confidential Separation Agreement and General Release and your last day of employment with ServiceMaster, (ii) your separation from ServiceMaster or (iii) to any services performed for ServiceMaster, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by ServiceMaster. This includes, but is not limited to, claims based on express or implied contract, covenants of good faith and fair dealing, wrongful discharge, claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act and the Age Discrimination in Employment Act, the Employee Retirement Income Security Act (“ERISA”), claims for violation of public policy, tort or common law; and claims for additional compensation or damages or attorneys’ fees. You understand that this Agreement includes a release of all known and unknown claims to the date of this Agreement. This Release does not, however, apply to or waive any rights Employee may have under applicable worker’s compensation laws. Moreover, nothing in this Agreement will prohibit you from filing a charge of discrimination with the Equal Employment Opportunity Commission or an equivalent state civil rights agency.

B.	You further agree that:
•	You have read this Agreement and understand all of its terms;
•	You are entering into this Agreement knowingly, voluntarily and with full knowledge of its significance;
•	You have been advised to consult an attorney regarding this Agreement;

•

You have received information regarding the class, unit or group of employees eligible for this retention bonus benefit, any eligibility factors for this retention bonus benefit and any time limits applicable to this retention bonus benefit as well as the job titles and ages of all individuals eligible or selected for the retention bonus benefit, and the ages of all individuals in the same job classification or organizational unit who are not eligible for or selected for this retention bonus benefit; that list is set forth in Exhibit D;

•	You have been offered forty-five (45) days to consider this Agreement;
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You have seven (7) calendar days to revoke the Agreement after you sign it. If you want to revoke it, you must deliver a written revocation to Alicia K. Wiggs, Vice President and Associate General Counsel, Labor & Employment, 860 Ridge Lake Blvd, Memphis, Tennessee 38120 within seven days after you sign the Agreement. If you do not revoke it, the Agreement will become effective on the eighth day after you sign it; and

•

The payment referenced in Section 3 of the Confidential Separation Agreement and General Release is consideration for your signing this Agreement and represents a payment that you are not otherwise entitled to receive from ServiceMaster.

C.           No Admission. You and ServiceMaster acknowledge that this Agreement does not constitute an admission by ServiceMaster of any liability or wrongdoing whatsoever.

D.           Entire Agreement. You and ServiceMaster agree that this Agreement and the Exhibits, together with the Change in Control Agreement, as defined in Section 2(d), constitute the complete understanding between you and ServiceMaster regarding the matters herein and that no other promises or agreements regarding the matters herein, express or implied, will be binding between you and ServiceMaster unless signed in writing by you and ServiceMaster. This Agreement fully supersedes and replaces any and all prior agreements or understandings, if any, between you and ServiceMaster on any matter that is addressed in this Agreement, except for the Change in Control Agreement, as defined in Section 2(d). This Agreement may not be amended except in writing signed by you and the Senior Vice President, Human Resources of ServiceMaster.

E.           Assignment. You agree that the rights and benefits provided to you under this Agreement are personal to you and no such right or benefit will be subject to alienation, assignment or transfer except as required by law; provided, however, that nothing in this Section will preclude you from designating a beneficiary or beneficiaries to receive any benefit payable on your death.

F.            Severability. You and ServiceMaster agree that to the extent that any portion of this Agreement may be held to be invalid or legally unenforceable, the remaining portions will not be affected and will be given full force and effect.

G.           Arbitration. Any dispute or controversy between you and ServiceMaster, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Memphis, Tennessee, administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its National Rules for the Resolution of Employment Disputes then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties. You and ServiceMaster acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

H.           No Waiver. The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, will in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

SIGNED:

___________________________________________________	___________________________________________________
Jim L. Kaput	Lisa Goettel
Senior Vice President, Human Resources,
The ServiceMaster Company

Dated:_______________________________	Dated:_______________________________

Exhibit B

From the Effective Date until the Separation Date:

1.)          Employee agrees to perform his or her duties and responsibilities in a professional manner, including attending work during normal business hours (except for business travel and other personal matters, such as vacation).

2.)          Employee agrees to transition duties and responsibilities to appropriate ServiceMaster personnel who will assume such duties and responsibilities prior to or as of the Separation Date, including, if requested, assistance in recruiting and training replacement personnel.

3.)          Employee will, if requested, help cover the duties and responsibilities of those other employees who terminate employment prior to the Separation Date.

4.)          Employee agrees to complete projects/tasks as reasonably designated by Employee’s supervisor.

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Exhibit C

As used in this Agreement, the following term shall have the meaning set forth below:

“Cause” means:

(1)          a material breach by you of your duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on your part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of ServiceMaster and which is not remedied within ten (10) days after receipt of written notice from your supervisor specifying such breach; or

(2)          the commission by you of a felony or misdemeanor involving any act of fraud, embezzlement or dishonesty or any other intentional misconduct by you that adversely and significantly affects the business affairs or reputation of ServiceMaster or an affiliated company; or

(3)          any failure by you to cooperate with any investigation or inquiry into your business practices, whether internal or external, including, but not limited to your refusal to be deposed or to provide testimony at any trial or inquiry.

C-1

Exhibit D

ServiceMaster wants you to have access to a few background facts so that you may consider whether to sign the attached Separation Agreement and General Release (“Agreement”). If you sign the Agreement, you will release all your claims against ServiceMaster, including claims under the Age Discrimination in Employment Act.

A.	Employees Affected by the Reduction in Force

The job titles and ages of all employees in your department eligible for the separation and/or retention benefit are:

Job Title	Age

VP LEGAL	64
ADMINISTRATIVE ASST SR	52
ATTORNEY II	52
MGR EEO	49
VP LEGAL	48
VP & DEPUTY GENERAL COUNSEL	48
SVP & GENERAL COUNSEL	47
LAW DEPARTMENT COORD	47
EXECUTIVE ASST	46
VP CORPORATE COMPLIANCE	45
VP ENVIRONMENTAL STEWARDSHIP	44
ADMINISTRATIVE ASST	43
VP & DEPUTY GENERAL COUNSEL	41
ADMINISTRATIVE ASST SR	39
ATTORNEY II	31
PARALEGAL I	31
MGR PROJECT	29
SHARE PLAN COORD	29
B.	Other Employees

The job titles and ages of all employees in your department who are not eligible for the separation and/or retention benefit are:

Job Title	Age

None

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